Exhibit 2.14

WPP plc

27 Farm Street

London W1J 5RJ, England

28 April 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In 2016 WPP Finance 2013, a subsidiary of the Registrant, issued £400 million 2.875% Notes due 14 September 2046 (the “Notes”). The Notes are guaranteed by WPP plc, WPP 2005 Limited and WPP Jubilee Limited.

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the Notes upon request.

Very truly yours,

WPP plc

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson
Group Chief Financial Officer